Exhibit 2

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is executed this 3rd day of March, 2014, between and among Moffett Holdings, L.L.C., a Louisiana limited liability company (“Moffett Holdings”), LCHM Holdings, LLC, a Louisiana limited liability company and an affiliate of Moffett Holdings (“LCHM Holdings”), and Stratus Properties Inc., a Delaware corporation (“Stratus”).

RECITALS

WHEREAS, Moffett Holdings is a party to that certain Investor Rights Agreement (the “Investor Rights Agreement”) dated as of March 15, 2012, between Stratus Properties Inc., a Delaware corporation, and Moffett Holdings;

WHEREAS, on March 3, 2014, Moffett Holdings, redeemed and purchased the membership interest in Moffett Holdings held by LCHM Holdings (the “Redemption”), and in connection with the Redemption, LCHM Holdings received the 625,000 shares of common stock, par value $.01 per share, of Stratus held by Moffett Holdings;

WHEREAS, Moffett Holdings desires to assign all its right, title and interest in and to the Investor Rights Agreement and its obligations thereunder, and any and all documents contemplated thereby to LCHM Holdings, and LCHM Holdings desires to (i) assume all obligations of Moffett Holdings under the Investor Rights Agreement and any and all documents contemplated thereby, and (ii) replace Moffett Holdings as a party to the Investor Rights Agreement (collectively, the “Assignment and Assumption”); and

WHEREAS, Stratus joins this Agreement for the purpose of consenting to the Assignment and Assumption.

AGREEMENT

NOW, THEREFORE, in consideration of the above recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Moffett Holdings and LCHM Holdings hereby agree as follows:

1. Assignment. Moffett Holdings hereby assigns all its right, title and interest in and to the Investor Rights Agreement and its obligations thereunder, including but not limited to the registration rights described in Article 2 of the Investor Rights Agreement and the director designation rights described in Article 3 of the Investor Rights Agreement, and any and all documents contemplated thereby to LCHM Holdings, effective as of the date hereof.

2. Assumption. LCHM Holdings hereby (i) accepts the assignment from Moffett Holdings of all of Moffett Holdings’ right, title and interest in and to the Investor Rights Agreement, including but not limited to the registration rights described in Article 2 of the Investor Rights Agreement and the director designation rights described in Article 3 of the Investor Rights Agreement, and any and all documents contemplated thereby, and (ii) assumes and agrees to perform any and all obligations of Moffett Holdings under the Investor Rights Agreement and any and all documents contemplated thereby.

3. Replacement. The parties hereby acknowledge and agree that, effective as of the date hereof and as a result of the Assignment and Assumption referenced above, LCHM Holdings shall replace Moffett Holdings as a party to the Investor Rights Agreement in all respects.

4. Further Assurances. The parties hereby agree to execute and deliver such additional instruments of conveyance in addition to this Agreement as any party shall reasonably request to evidence more fully the assignment, assumption and replacement referenced herein.

5. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without reference to its conflict of law rules.

6. Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon each of the parties and their respective successors and assigns.

7. Counterparts. This Agreement may be executed in multiple counterparts, all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, Moffett Holdings, L.L.C. and LCHM Holdings, LLC have caused this Agreement to be executed by their respective duly authorized representatives, as of the date first set forth above.

Moffett Holdings, L.L.C.

By:	/s/ James R. Moffett
James R. Moffett
Manager

LCHM Holdings, LLC

By:	/s/ James R. Moffett, Jr.
James R. Moffett, Jr.
Manager

Stratus Properties Inc. hereby consents to the Assignment and Assumption described above, and has caused this Agreement to be executed by its duly authorized representative, as of the date first set forth above.

Stratus Properties Inc.

By:	/s/ Erin D. Pickens
Erin D. Pickens
Senior Vice President and Chief Financial Officer

[Signature Page to Assignment and Assumption Agreement]